UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2006

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia	22203
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure

        The AES Corporation announced that AES Transgás Empreendimentos S.A.(Transgás), a wholly-owned subsidiary of Brasiliana Energia S.A. (Brasiliana), expects to close today a secondary offering of preferred stock representing approximately 33% of Eletropaulo Metropolitana Eletricidade de São Paulo S.A. (Eletropaulo), a regulated electric utility in Brazil. Brasiliana is jointly owned by AES and the Brazilian National Development Bank (BNDES). Following completion of the transaction, AES will maintain its controlling interest in Eletropaulo and will have an economic interest of approximately 18% in Eletropaulo (approximately 16% if the over-allotment option is fully exercised). Proceeds from the secondary offering are expected to be approximately $530 million (up to approximately $610 million at current exchange rates if the over-allotment option is fully exercised) and will be used to repay debt owed to BNDES, which was $595 million as of June 30, 2006. AES expects these transactions to result in an after-tax charge to 2006 earnings, primarily related to the non-cash realization of cumulative currency translation losses associated with its investment in Eletropaulo. Excluding this charge, AES sees no change to its 2006 earnings guidance, due to the limited recurring impact in the remainder of this year.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Victoria D. Harker
Name: Victoria D. Harker
Title: Executive Vice President and Chief Financial Officer

Date: September 27, 2006